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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

   RUBINO               LOUIS
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   515 W. GREENS RD., SUITE 800
--------------------------------------------------------------------------------
                                    (Street)

  HOUSTON                             TX                          77067
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)


    8/16/96
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

PARACELSUS HEALTHCARE CORPORATION ("PLS")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


       V.P. - REGIONAL
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)

8/20/96
================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            Ownership (Instr.5)
------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                              500                         D
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
* AMENDED TO REPORT INITIAL OWNERSHIP OF
------------------------------------------------------------------------------------------------------------------------
  500 SHARES INADVERTENTLY OMITTED FROM THE
------------------------------------------------------------------------------------------------------------------------
  ORIGINAL FILING.
========================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                     5. Owner-
                                                    3. Title and Amount of Securities                   ship
                                                       Underlying Derivative Security                   Form of
                         2. Date Exercisable           (Instr. 4)                                       Derivative
                            and Expiration Date     -------------------------         4. Conver-        Security:
                            (Month/Day/Year)                         Amount              sion or        Direct      6. Nature of
                         ----------------------                      or                  Exercise       (D) or         Indirect
                         Date       Expira-                          Number              Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                             of                  Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title            Shares              Security       (Instr.5)      (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------

 OPTION                   (a)       8/16/06         COMMON STOCK      43,000             $0.01              D
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

Explanation of Responses:

(a) Currently exercisable


      /s/ Louis Rubino                                          4/16/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.